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                                                                    Exhibit 99.1

                                                         CONTACT: PETER DUDA
                                                                  BSMG WORLDWIDE
                                                                  212-445-8213



                 U.S.A. FLORAL TO SELL DOMESTIC OPERATING UNITS
                        AND STOCK OF CANADIAN SUBSIDIARY

               BANKRUPTCY COURT APPROVES DOMESTIC SALE PROCEDURES

MIAMI, FLORIDA, April 19, 2001 - U.S.A. Floral Products, Inc. (OTC: ROSI.OB) announced today that it, and certain of its subsidiaries, have entered into ten contracts to sell the Company's remaining U.S. domestic operations and the stock of its Canadian subsidiary (collectively, the "Domestic Assets"). The proposed sales are subject to higher and better offers and Bankruptcy Court approval. The proposed sales do not include the Company's International Division (Florimex).

As previously announced, on April 2, 2001, the Company and sixteen of its U.S. subsidiaries voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware.

On April 18, 2001, the Bankruptcy Court signed an Order approving bidding procedures and setting May 3 as the date for a hearing to consider approval of the proposed sales of the Domestic Assets. Among other things, the bidding procedures order entered by the Bankruptcy Court sets forth a procedure for submitting higher and better offers for the purchase of some or all of the Company's Domestic Assets and an auction sale for qualified bidders to be held on May 1, 2001. Thereafter, on May 3, 2001, the Bankruptcy Court will hold a hearing to consider approval of the proposed sales.

Due diligence with respect to the sale of the Domestic Assets is being coordinated by PricewaterhouseCoopers. Interested parties should contact Martin
L. Cohen, PricewaterhouseCoopers, 1900 K Street, NW, Suite 900, Washington, D.C. 20006; phone (202) 822-4237; facsimile (202) 861-7953; email:
martin.l.cohen@us.pwcglobal.com.

As previously announced, the Company presently anticipates that all proceeds from the sale of its assets will be distributed to creditors and that no proceeds will be available for distribution to its shareholders.

Except for historical information contained herein, the statements made in this release constitute forward-looking statements that involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in such forward-looking statements, including those risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 relating to, among other things: the concentration of flower sales in traditional holiday periods; seasonality,


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cyclicality, fluctuations in quarterly operating results, and weather;
competition; the amortization of intangible assets; dependence upon key personnel; and imported products matters. In addition, the risks and uncertainties facing the Company also include the risks and uncertainties resulting from the Company's Chapter 11 filings and the Company's strategy while subject to Chapter 11; cash flow and liquidity issues; liquidation valuations; cash availability and collections; issues concerning the supply of product; inability to satisfy conditions to the continued use of cash collateral; failure to obtain an extension of the use of cash collateral; failure to sell, either at all or on the terms contemplated, those operating units that the Company presently anticipates will be sold; delays in obtaining or failure to obtain requisite bankruptcy court approvals; market factors, actions of creditors, competitors and others; unforeseen costs and expenses and other risks and uncertainties, many of which are beyond the Company's control. In addition, results may vary as a result of factors set forth from time to time in the Company's reports on file at the Securities and Exchange Commission.

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